EXHIBIT 10.4

NINTH AMENDMENT

TO THE

Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan

This Ninth Amendment to the Zions Bancorporation Payshelter 401(k) and Employee Stock Ownership Plan (the “Plan”) is made effective January 1, 2007 (unless otherwise stated below in the amending language), by Zions Bancorporation Benefits Committee (“Committee”) on behalf of Zions Bancorporation, hereinafter referred to as the “Employer.”

W I T N E S S E T H:

WHEREAS, the Zions Bancorporation (“Employer”) has heretofore entered into the Plan, which Plan has been amended and restated in its entirety effective for the Plan Year commencing on January 1, 2003, and for all plan years thereafter; and

WHEREAS, the Employer has reserved the right to amend the Plan in whole or in part; and

WHEREAS, the Committee, for and on behalf of the Employer and consistent with the power and authority granted to it, and as a result of certain changes made in the law applicable to qualified plans desires to amend the Plan to comport with changes in the law:

NOW THEREFORE, in consideration of the foregoing premises the Committee adopts the following amendments to the Plan (amended language is in bold italics):

(Prospective Change in Vesting Schedule)

1. Section 11.01 (d) is amended as follows:

(d) His vested percentage of the balance in his Employer Non-Elective Contribution Account, as adjusted for any contributions or distributions since the preceding Valuation Date, according to the Participant’s Years of Vesting Service, except as provided in subsection (e) below and for Employer Non-Elective Contributions made for Plan Years beginning before January 1, 2007 and consistent with the following schedule:

Years of Vesting Service	Percent of Vested Service Accrued Benefit
Less than five (5) years At least five (5) years	none 100%

For Employer Non-Elective Contributions made for Plan Years beginning after December 31, 2006 and consistent with the following schedule:

Years of Vesting Service	Percent of Vested Service Accrued Benefit
Less than two (2) years Two (2) years Three (3) years Four (4) years Five (5) or more years	none 20% 40% 60% 100%

(Diversification of Employer Securities)

2. Sections 6.06(e)(1) is amended as follows:

(1) A Participant, [omit the requirement of 5 years of vesting service] regardless of age or the number of years of participation in the Plan may direct diversification into the Segregated Investment Account of up to one hundred percent (100%) of the Participant’s Employer Securities Account, except that portion in the Employer Securities Account attributable to Employer Non-Elective Contributions and dividends thereon. A Participant who has completed 3 years of participation in the Plan, regardless of age, may direct diversification into the Segregated Investment Account of up to one hundred percent (100%) of the Participant’s Employer Securities Account attributable to Employer Non-Elective Contributions and dividends thereon.

(Expanded Definition of Hardship)

3. Section 8.02 is amended as follows:

8.02 Financial Hardship Distribution Rules: The Plan adopts the deemed hardship distribution standards set forth in Reg. §1.401(k)-l(d)(2)(iv) and as modified below in connection with the passage of the Pension Protection Act of 2006. As a consequence, the Plan Administrator shall not approve any distribution on account of Financial Hardship unless the distribution is determined by the Administrator to be necessary to meet an immediate and heavy financial need of the Participant, and effective February 15, 2007, his/her spouse; dependent or a beneficiary as designated under this Plan. The distribution will be deemed necessary if:

(a) The distribution is not in excess of the amount of the immediate and heavy financial need of the Participant, including amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution; and

(b) Other resources of the Participant are not reasonably available to meet this need.

The condition in (b) above is deemed to be met if the Participant has obtained all distributions, other than hardship distributions, and all nontaxable loans currently available under all plans maintained by the Employer, provided however, if in the judgment of the Plan Administrator the issuance of a loan from the Plan to the Participant will result in further financial hardship to the Participant, all loans currently available from the Plan shall be deemed to have been made. A participant who has received or who receives a distribution on account of Financial Hardship shall be prohibited from making Elective Deferrals under this and all other plans of the Employer (as set forth above) until (6) months after receipt of the distribution.

7. In all other respects the Plan is ratified and approved.

Dated this 19th day of July, 2007.

ZIONS BANCORPORATION BENEFITS COMMITTEE

By	/S/ DIANA M. ANDERSEN
Diana M. Andersen